                                                FILED PURSUANT TO RULE 424(B)(5)
                                                   REGISTRATION NUMBER 333-97697


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED NOVEMBER 20, 2002)


                                  90,000 SHARES

                             WASTE MANAGEMENT, INC.
                                  COMMON STOCK



         Our common stock is listed on the New York Stock Exchange under the trading symbol "WMI." On March 8, 2004, the last reported sale price of the common stock on the New York Stock Exchange was $29.52 per share.

         We are issuing the shares directly to a warrant holder upon exercise by such holder of a currently outstanding warrant. The warrant was originally issued in February 1997 by a company later acquired by us, and as a result of the acquisition, the warrant converted into the right to purchase 90,000 shares of our common stock at a purchase price of $10.537 per share. We will use the proceeds of $948,330 from the sale of the shares for general corporate purposes.

         INVESTING IN THE COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 4 OF THE PROSPECTUS DATED NOVEMBER 20, 2002.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         WE EXPECT TO DELIVER THE SHARES AGAINST PAYMENT THEREFOR IN HOUSTON, TEXAS ON OR ABOUT MARCH 10, 2004.



                    Prospectus Supplement dated March 9, 2004